EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 2-40316, No. 2-82109, No. 33-21757, No. 33-59930, No. 333-31595 and No. 333-113246 on Form S-8 of our reports dated November 10, 2005, related to the Financial Statements and Financial Statement Schedule of Winnebago Industries, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K for Winnebago Industries, Inc. for the year ended August 27, 2005.

/s/   Deloitte & Touche LLP
Deloitte & Touche LLP
Minneapolis, Minnesota
November 10, 2005